Exhibit 11

               Richardson Electronics, Ltd. and Subsidiaries
                    Computation of Net Income per Share

     Net income (loss) per share for 1997, 1996 and 1995 was computed by dividing net income(loss) by the weighted average number of common and common share equivalents outstanding. The treasury stock method was applied to those stock options that would have a dilutive effect on net income per share. The average market price of the Company's stock was used in determining primary net income per share, while the year-end market price (if greater than the average market price) was used in determining fully diluted net income per share.

     The Company's convertible debentures have not been included in the calculation of net income per share because their effect would be anti-dilutive. Fully diluted net income per share has not been presented on the face of the income statement because it does not differ significantly from primary income per share for each year.

                                    (shares and amounts in thousands)
                                         1997     1996     1995
                                       -------- -------- --------
Primary net income (loss) per share:
  Weighted average shares outstanding   11,892   11,659   11,425
  Effect of dilutive stock options           -      343      141
                                       -------- -------- --------
    Total                               11,892   12,002   11,566
                                       ======== ======== ========
  Net income (loss) before
    extraordinary item                 $(1,005) $ 8,111  $ 2,481
  Extraordinary gain (loss),
    net of tax                            (488)       -      527
                                       -------- -------- --------
    Net income (loss)                  $(1,493) $ 8,111  $ 3,008
                                       ======== ======== ========

  Per share amounts:
    Net income (loss) before
      extraordinary item               $  (.08) $   .68  $   .21
    Extraordinary gain (loss),
      net of tax                          (.04)              .05
                                       -------- -------- --------
      Net income (loss) per share       $ (.12) $   .68  $   .26
                                       ======== ======== ========

Fully diluted net income per share:

  Weighted average shares outstanding   11,892   11,659   11,425
  Effect of dilutive stock options           -      363      174
                                       -------- -------- --------
    Total                               11,892   12,022   11,599
                                       ======== ======== ========
  Net income (loss) before
    extraordinary item                $ (1,005) $ 8,111 $  2,481
  Extraordinary gain (loss),
    net of tax                            (488)       -      527
                                       -------- -------- --------
    Net income (loss)                 $ (1,493) $ 8,111 $  3,008
                                       ======== ======== ========
  Per share amounts:

    Net income (loss) before
      extraordinary item              $   (.08) $   .67 $    .21
    Extraordinary gain (loss),
      net of tax                          (.04)              .05
                                       -------- -------- --------
      Net income (loss) per share     $   (.12) $   .67 $    .26
                                       ======== ======== ========